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                                                                    EXHIBIT 23.1

               Consent of Independent Auditors - Ernst & Young LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Burr-Brown Corporation 1993 Stock Incentive Plan and 1998 Employee Stock Purchase Plan of our report dated January 22, 1998 (except for the note entitled Accounting Policies-Earnings Per Share, as to which the date is February 23, 1998), with respect to the consolidated financial statements of Burr-Brown Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and our report dated March 24, 1998 on the financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP




Tucson, Arizona
June 29, 1998